Evoqua Water Technologies Reports First Quarter 2019 Results
First Quarter 2019 Financial Highlights:

•	Consolidated revenues of $323.0 million, an increase of 8.7% over the prior year period, including 4.4% organic growth

•	Net loss of $16.3 million compared to a net loss of $3.0 million in the prior year period

•	Adjusted EBITDA of $38.4 million, down 4.0%

Pittsburgh, PA - February 5, 2019 -- Evoqua Water Technologies Corp. (NYSE:AQUA) today reported results for its first quarter of fiscal 2019.
Revenues for the first quarter of fiscal 2019 were $323.0 million, an increase of $25.9 million, or 8.7%, from $297.1 million in the prior year period. Revenue growth for the first quarter was primarily led by increased aftermarket product revenues from multiple businesses, as well as service revenues from recently acquired businesses.
Net loss for the first quarter of fiscal 2019 was $16.3 million, compared a net loss of $3.0 million in the prior year period, resulting in diluted (loss) earnings per share (“EPS”) of $(0.15) compared to $(0.03) in the prior year period. Net loss for the first quarter includes $4.7 million of non-cash foreign currency loss from intercompany loans, versus a prior year first quarter non-cash foreign currency gain of $1.5 million. Additional contributing factors to the period over period change include other non-cash charges, such as higher depreciation costs associated with capital investment and acquisitions, as well as higher stock-based compensation charges.
Adjusted EBITDA was $38.4 million in the first quarter of fiscal 2019, a decrease of $1.6 million or 4.0% from the prior year period. The reduction in Adjusted EBITDA for the first quarter of fiscal 2019 as compared to the prior year first quarter was driven primarily by shift in product mix.
“Our results for the quarter were in line with our expectations,” said Ron Keating, Evoqua’s CEO, “We are very pleased with our 8.7% revenue growth, including over 4% organic growth. Order growth significantly outpaced sales growth in the quarter as we continue to capture attractive opportunities in both segments of our business.”
Mr. Keating continued, “Our two-segment restructuring is progressing as planned, and we are on track to achieve our expectations. Secular trends in most of our key vertical markets continue to be positive and support profitable growth. For fiscal 2019, we reaffirm our expected revenues to be in the range of $1.38 billion and $1.44 billion and Adjusted EBITDA to be in the range of $220 million and $240 million.”

First Quarter Segment Results
For fiscal 2019, Evoqua has two reportable segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the first quarter are as follows:
Integrated Solutions and Services
The Integrated Solutions and Services segment provides tailored services and solutions in collaboration with our customers backed by life‑cycle services including on‑demand water, outsourced water, recycle / reuse and emergency response service alternatives to improve operational reliability, performance and environmental compliance. Key offerings within this segment also include equipment systems for industrial needs (influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment and recycle / reuse), municipal services, including odor and corrosion control services and full-scale outsourcing of operations and maintenance.
Segment revenues increased $18.6 million, or 9.7%, to $210.5 million in the first quarter of fiscal 2019 as compared to $191.9 million in the same period in the prior year. Organic revenues increased approximately 2.7% as compared to the same period in the prior year -

•	Strong organic aftermarket revenue growth of $6.0 million, primarily derived from multiple opportunities in the power market.

•
Recently acquired businesses of Pure Water, ProAct and Isotope contributed $13.9 million of revenue compared to the prior year, offset by a decline in service revenue of $1.1 million from other parts of this segment as compared to the prior year period.

Operating profit decreased $6.2 million, or 18.2%, to $27.9 million in the first quarter of fiscal 2019 as compared to $34.1 million the same period of the prior year -

•	Segment profitability improved $1.1 million as the positive impact of increased organic and acquisition related revenue volume was largely offset by a negative impact from product mix.

•	Higher segment operating costs reduced profitability by $3.9 million, partially derived from higher employment costs.

•
Segment profitability was also impacted by $2.9 million of higher depreciation and amortization, primarily driven by acquisitions and capital investment in service assets, as well as recognition of $0.5 million of earn-out payments associated with the acquisition of Pure Water made in the prior year.

Segment Adjusted EBITDA decreased $2.3 million, or 5.1%, to $42.9 million in the first quarter of fiscal 2019 as compared to $45.2 million in the same period in the prior year. The decrease in Adjusted EBITDA resulted from the same factors which impacted operating profit, other than the change in depreciation and amortization, and for this segment also excludes the earn-out payments associated with the previous acquisition of Pure Water, $0.3 million of restructuring and realignment costs incurred and $0.2 million related to costs incurred from inactive sites, all of which were discrete to the Integrated Solutions and Services segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Integrated Solutions and Services segment.
Applied Product Technologies
The Applied Product Technologies segment provides a range of highly differentiated and scalable products and technologies specified by global water treatment designers, OEMs, engineering firms and integrators. Key offerings within this segment include filtration and separation, disinfection, wastewater solutions, anode and electrochlorination technology and aquatics technologies and solutions for the global recreational and commercial pool market.
Revenues increased by $7.3 million, or 6.9%, to $112.5 million in the first quarter of fiscal 2019, as compared to $105.2 million for the comparable period in the prior year -

•	Aftermarket revenues grew by $5.9 million, derived from multiple business lines.

•	Service and capital products revenues also grew by an additional $2.0 million

•	Recently acquired business Pacific Ozone contributed $1.2 million of increased revenue.

•	These increases were offset by an unfavorable foreign currency impact of $1.8 million.
Operating profit decreased $3.7 million, or 45.1%, to $4.5 million for the first quarter of fiscal 2019 from $8.2 million for the same period in the prior year -

•	Improvements in profitability included operational leverage of $2.5 million, as well as lower employment costs of $2.0 million as compared to the prior year period.

•
These improvements in profitability were offset by benefits recognized in the prior year period of $2.8 million related to warranty reductions and profit from our Italian operations, which did not reoccur in the current year.

•
Other offsets to segment operating profit also include $0.7 million of earn-out payments associated with the previous acquisitions of VAF and Pacific Ozone, $1.0 million associated with the remediation of a manufacturing defect caused by a third-party vendor, $3.1 million of charges taken in conjunction with product rationalization as part of the implementation of our two segment reporting model, as well as $0.6 million of higher depreciation expense.

Segment Adjusted EBITDA increased $1.9 million, or 15.7%, to $14.0 million in the first quarter of fiscal 2019 as compared to $12.1 million in the same prior year period. The improvement in segment Adjusted EBITDA was driven by the same factors which impacted segment operating profit, other than the change from depreciation and amortization, and also excludes $0.7 million of earn-out payments associated with the previous acquisitions of VAF and Pacific Ozone, $1.0 million associated with the remediation of a manufacturing defect caused by a third-party vendor, $3.1 million of charges taken in conjunction with product rationalization as part of the implementation of our two segment reporting model, as well as a charge of $0.3 million for restructuring and realignment costs incurred during the period that was discrete to the Applied Product Technologies segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Applied Product Technologies segment.

First Quarter Earnings Call and Webcast
The Company will hold its first quarter earnings conference call Tuesday, February 5, 2019, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/. The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across nine countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,
	2018	2017
Revenue	$323,002	$297,051
Cost of product sales and services	(234,272)	(208,672)
Gross Profit	88,730	88,379
General and administrative expense	(54,831)	(39,064)
Sales and marketing expense	(36,152)	(34,241)
Research and development expense	(4,146)	(4,653)
Total operating expenses	(95,129)	(77,958)
Other operating income (expense), net	40	(593)
Interest expense	(14,443)	(17,243)
Loss before income taxes	(20,802)	(7,415)
Income tax benefit	4,514	4,410
Net loss	(16,288)	(3,005)
Net income attributable to non‑controlling interest	442	708
Net loss attributable to Evoqua Water Technologies Corp.	$(16,730)	$(3,713)
Basic loss per common share	$(0.15)	$(0.03)
Diluted loss per common share	$(0.15)	$(0.03)

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	December 31, 2018	September 30, 2018
ASSETS
Current assets	$547,914	$565,560
Cash and cash equivalents	63,166	82,365
Receivables, net	239,459	254,756
Inventories, net	162,185	134,988
Contract assets	55,648	69,147
Other current assets	27,456	24,304
Property, plant, and equipment, net	322,310	320,023
Goodwill	408,557	411,346
Intangible assets, net	332,179	340,408
Other non-current assets	28,891	26,280
Total assets	$1,639,851	$1,663,617
LIABILITIES AND EQUITY
Current liabilities	$276,212	$284,719
Accounts payable	129,998	141,140
Current portion of debt	11,778	11,555
Contract liabilities	31,089	17,652
Accrued expenses and other liabilities	91,007	97,672
Other current liabilities	12,340	16,700
Non‑current liabilities	1,016,235	1,016,882
Long‑term debt	929,476	928,075
Other non-current liabilities	86,759	88,807
Total liabilities	1,292,447	1,301,601
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 115,048 shares, outstanding 113,943 shares at December 31, 2018; issued 115,016 shares, outstanding 113,929 shares at September 30, 2018	1,145	1,145
Treasury stock: 1,105 shares at December 31, 2018 and 1,087 shares at September 30, 2018	(2,837)	(2,837)
Additional paid‑in capital	538,013	533,435
Retained deficit	(182,002)	(163,871)
Accumulated other comprehensive loss, net of tax	(9,918)	(9,017)
Total Evoqua Water Technologies Corp. equity	344,401	358,855
Non‑controlling interest	3,003	3,161
Total shareholders’ equity	347,404	362,016
Total liabilities and shareholders’ equity	$1,639,851	$1,663,617

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2018	2017
Operating activities
Net loss	$(16,288)	$(3,005)
Reconciliation of net loss to cash flows from operating activities:
Depreciation and amortization	23,090	19,883
Amortization of deferred financing costs (includes $0 and $2,944 write off of deferred financing fees)	556	3,842
Deferred income taxes	(766)	(3,088)
Share-based compensation	4,525	2,612
(Gain) loss on sale of property, plant and equipment	(100)	182
Foreign currency losses (gains) on intercompany loans	4,661	(1,583)
Changes in assets and liabilities	(11,544)	(13,262)
Net cash provided by operating activities	4,134	5,581
Investing activities
Purchase of property, plant and equipment	(17,569)	(15,257)
Purchase of intangibles	(341)	—
Proceeds from sale of property, plant and equipment	237	387
Net cash used in investing activities	(17,673)	(14,870)
Financing activities
Issuance of debt, net of deferred issuance costs	4,022	(1,792)
Borrowings under credit facility	15,000	6,000
Repayment of debt	(17,891)	(108,663)
Repayment of capital lease obligation	(3,285)	(2,283)
Proceeds from issuance of common stock	68	137,605
Taxes paid related to net share settlements of share-based compensation awards	(15)	—
Stock repurchases	—	(230)
Cash paid for interest rate cap	(2,235)	—
Distribution to non‑controlling interest	(600)	(500)
Net cash (used in) provided by financing activities	(4,936)	30,137
Effect of exchange rate changes on cash	(724)	148
Change in cash and cash equivalents	(19,199)	20,996
Cash and cash equivalents
Beginning of period	82,365	59,254
End of period	$63,166	$80,250

Use of Non-GAAP Measures
Adjusted EBITDA
We use the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash stock based compensation, sponsor fees, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•	in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•	in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA.

•	to evaluate the effectiveness of our business strategies;

•	to make budgeting decisions; and

•	to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable segments does not include certain charges that are presented within Corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and stock-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

The following is a reconciliation of our Net loss to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,
(In millions)	2018	2017
Net loss	$(16.3)	$(3.0)
Interest expense	14.4	17.2
Income tax benefit	(4.5)	(4.4)
Operating (loss) profit	(6.4)	9.8
Depreciation and amortization	23.1	19.9
EBITDA	16.7	29.7
Restructuring and related business transformation costs (a)	5.7	8.1
Share-based compensation (b)	4.6	2.6
Sponsor fees (c)	—	0.3
Transaction costs (d)	2.1	0.5
Other gains, losses and expenses (e)	9.3	(1.2)
Adjusted EBITDA	$38.4	$40.0

(a)	Represents:

(i)
costs and expenses in connection with various restructuring initiatives since our acquisition, through our wholly-owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., of all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens Aktiengesellschaft, on January 15, 2014 (the “AEA Acquisition”), including severance costs, relocation costs, recruiting expenses, write‑offs of inventory and fixed assets and third‑party consultant costs to assist with these initiatives. This includes:

(A)
$0.4 million for the three months ended December 31, 2017 (all of which is reflected as a component of Restructuring charges in “Note 13. Restructuring and Related Charges” to our Unaudited Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2018 (the “Restructuring Footnote”) related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages, and

(B)
$0.5 million for the three months ended December 31, 2018, reflected as components of Cost of product sales and services (“Cost of sales”) ($0.3 million) and General and administrative expense (“G&A expense”) ($0.2 million) (all of which is reflected in the Restructuring Footnote); and $3.5 million for the three months ended December 31, 2017, reflected as components of Cost of sales ($1.3 million), Research and development expense (“R&D expense “) ($0.3 million), Sales and marketing expense (“S&M expense”) ($0.3 million) and G&A expense ($1.6 million) (all of which is reflected in the Restructuring Footnote) related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure); and

(C)
    $1.9 million for the three months ended December 31, 2018 (all of which is reflected in the Restructuring Footnote), reflected as components of Cost of sales ($0.2 million), S&M expense ($0.2 million) and G&A expense ($1.5 million) related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide. This new structure was effective October 1, 2018 and combines the Municipal services business with the existing Industrial segment into a new segment, Integrated Solutions and Services, a group entirely focused on engaging directly with end users. The Products segment and Municipal products businesses have been combined into a new segment, Applied Product Technologies, which is focused on developing product platforms to be sold primarily through third party channels. The Company expects to incur $17 million to $22 million of restructuring charges over the next two fiscal years as a result of this transition;

(ii)
legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR® products and certain discontinued products ($0.4 million for the three months ended December 31, 2018, reflected as components of Cost of sales ($0.1 million) and G&A expense ($0.3 million), and $0.1 million for the three months ended December 31, 2017, primarily reflected as a component of Cost of sales);

(iii)
expenses associated with our information technology and functional infrastructure transformation following the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes ($2.8 million for the three months ended December 31, 2018, primarily reflected as components of Cost of sales ($0.1 million) and G&A expense ($2.7 million), and $1.3 million in the three months ended December 31, 2017, primarily reflected as components of Cost of sales ($0.9 million), S&M expense ($0.1 million) and G&A expense ($0.3 million)); and

(iv)
costs incurred by us in connection with our IPO and secondary offering, including consultant costs and public company compliance costs ($0.1 million for the three months ended December 31, 2018, primarily reflected as a component of G&A expense; and $2.9 million for the three months ended December 31, 2017, all reflected as a component of G&A expense.

(b)
Represents non‑cash share‑based compensation expenses related to option awards. See “Note 16. Share-Based Compensation” to our Unaudited Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2018.

(c)
Represents management fees paid to AEA pursuant to the management agreement. Pursuant to the management agreement, AEA provided advisory and consulting services to us in connection with the AEA Acquisition, including investment banking, due diligence, financial advisory and valuation services. AEA also provided ongoing advisory and consulting services to us pursuant to the management agreement. In connection with the IPO, the management agreement was terminated. See “Note 18. Related-Party Transactions” to our Unaudited Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2018.

(d)
Represents expenses associated with acquisition and divestiture related activities and post‑acquisition integration costs and accounting, tax, consulting, legal and other fees and expenses associated with acquisition transactions ($2.1 million in the three months ended December 31, 2018 and $0.5 million in the three months ended December 31, 2017, respectively).

(e)	Represents:

(i)	impact of foreign exchange gains and losses ($4.7 million loss in the three months ended December 31, 2018 and $1.5 million gain in the three months ended December 31, 2017);

(ii)	expenses related to maintaining non-operational business locations ($0.5 million in the three months ended December 31, 2018 and $0.2 million in the three months ended December 31, 2017);

(iii)
expenses incurred by the Company related to the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution ($1.0 million for the three months ended December 31, 2018, all reflected as a component of Cost of sales); and

(iv)
charges incurred by the Company related to product rationalization in its electro-chlorination business ($3.1 million for the three months ended December 31, 2018, all reflected as a component of Cost of sales).

Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to Adjusted EBITDA:

	Three Months Ended December 31,
	2018		2017
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$27.9	$4.5	$34.1	$8.2
Depreciation and amortization	14.0	4.4	11.1	3.9
EBITDA	$41.9	$8.9	$45.2	$12.1
Restructuring and related business transformation costs (a)	0.3	0.3	—	—
Transaction costs (b)	0.5	0.7	—	—
Other losses and expenses (c)	0.2	4.1	—	—
Adjusted EBITDA	$42.9	$14.0	$45.2	$12.1

(a)
Represents costs and expenses in connection with restructuring initiatives distinct to our Integrated Solutions and Services and Applied Product Technologies segments, respectively, incurred in the three months ended December 31, 2018. Such expenses are primarily composed of severance and relocation costs.

(b)
Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets, which resulted in an increase to the fair valued amount of the earn-out recorded upon the acquisitions in the three months ended December 31, 2018, distinct to our Integrated Solutions and Services and Applied Product Technologies segments.

(c)	Represents:

(i)	expenses incurred by the Company in the three months ended December 31, 2018, distinct to our Integrated Solutions and Services segment, related to maintaining non-operational business locations; and

(ii)
expenses incurred by the Company in the three months ended December 31, 2018, distinct to our Applied Product Technologies segment, as a result of product rationalization in our electro-chlorination business and the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution.

Net Sales Growth by Driver
The following is a reconciliation of net sales growth by driver for the three months ended December 31, 2018. Organic revenue growth is defined as the year-over-year rate of change in revenues excluding the impact of foreign exchange, acquisitions and divestitures.

	Q1 FY19 Net Sales Growth % Change
	GAAP Reported	Currency	Acquisitions/ Divestitures	Organic
Evoqua Water Technologies	8.7%	(0.8)%	5.1%	4.4%
Integrated Solutions & Services	9.7%	(0.2)%	7.2%	2.7%
Applied Product Technologies	6.9%	(1.7)%	1.1%	7.5%
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions; our ability to execute projects in a timely manner; our ability to accurately predict the timing of contract awards; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies; our ability to achieve the expected benefits of our restructuring actions and restructuring of our business into two segments; our ability to compete successfully in our markets; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; risks associated with product defects and unanticipated or improper use of our products; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in other periodic reports we file with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements including, but not limited to, expectations for fiscal 2019, statements regarding our two-segment restructuring actions, and expected restructuring charges and cost savings for fiscal 2019 and beyond. Additionally, any forward looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.